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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED
A.B.N. 11 005 357 522
(Exact name of registrant as specified in its charter)

Victoria, Australia (State or other jurisdiction of incorporation or organization)	13-2623463 (I.R.S. Employer Identification No.)

100 Queen Street
Melbourne, Victoria 3000, Australia
(61-3) 9273-6141
(Address of Principal Executive Offices)

ANZ Employee Share Acquisition Plan
ANZ Share Option Plan
(Full title of the plans)

Roy J. Marsden
Executive Vice President, ANZ Americas
Australia and New Zealand Banking Group Limited
1177 Avenue of the Americas
6th Floor
New York, New York 10036
(Name and address of agent for service)
 (212) 801-9800
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of Registration Fee

Ordinary Shares	3,000,000	USD10.90	USD32,700,000	USD3008.40

(1)
Pursuant to Rule 457(h), the average of the high and low prices of the Ordinary Shares as reported on the Australian Stock Exchange Limited on 11 April 2003.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.    Plan Information

        Omitted pursuant to the instructions and provisions of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information

        Omitted pursuant to the instructions and provisions of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents previously filed with the Securities and Exchange Commission by the Registrant (File No. 0-18262) are incorporated herein by reference:

  (a)
  Annual Report on Form 20-F for the fiscal year ended September 30, 2002;

  (b)
  All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since September 30, 2002; and

  (c)
  The description of the Registrant's Ordinary Shares contained in the Registrant's registration statement on Form 20-F filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents to the extent not superseded by documents subsequently filed pursuant to the Exchange Act.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Not applicable.

Item 6.    Indemnification of Directors and Officers

        Except as set forth below, there is no provision in the Bank's Constitution or any contract, arrangement or statute under which any director or officer of the Bank is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

        The Constitution of the Bank provides that subject to the provisions of and so far as may be permitted by applicable legislation, the Bank may:

  •
  indemnify each officer (including former officers) or employee of the Bank, or any of its wholly-owned subsidiaries, against all liabilities (whether actual or contingent and whether fixed or unascertained), including costs, damages and expenses incurred by him or her as such an officer or employee to a person, including liabilities incurred as a result of appointment or nomination by the Bank or a wholly-owned subsidiary as a trustee or as an officer or employee of another corporation;

  •
  make a payment in respect of legal costs incurred by an officer in defending, or responding to, an action for liabilities incurred as an officer or employee;

  •
  enter into, and pay premiums on, a contract of insurance in respect of any person; and

  •
  where the Board of Directors of the Bank considers it appropriate to do so, bind itself in any contract or deed with any officer or employee of the Bank or a wholly-owned subsidiary to indemnify the officer or employee and to enter into and pay premiums on contracts insuring the officer and employee against liability.

        The Bank's Constitution specifically provides that any other rights of a person and the powers of the Bank to indemnify a person or do anything else which it may do under the applicable legislation are not limited by these provisions of the Constitution.

        The Corporations Act 2001 (Commonwealth) (the "Corporations Act") contains specific provisions in relation to indemnities and insurance for officers. In relation to officers, section 199A(1) of the Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

        Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

  •
  a liability owed to the company or a related body corporate;

  •
  a liability for a pecuniary penalty order or compensation order under specified provisions of the Corporations Act; or

  •
  a liability that is owed to someone other than the company or a related body corporate that did not arise out of conduct in good faith.

        Section 199A(2) does not apply to a liability for legal costs.

        Section 199A(3) provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

  •
  in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under section 199A(2); or

  •
  in defending or resisting criminal proceedings in which the person is found guilty; or

  •
  in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

  •
  in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

        Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

  •
  conduct involving a wilful breach of any duty in relation to the company; or

  •
  a contravention of specific provisions of the Corporations Act imposing duties on officers not to improperly use their position and not to make improper use of information obtained as an officer.

        For the purpose of sections 199A and 199B, an "officer" of a company includes:

  •
  a director or secretary;

  •
  a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

  •
  a person who has the capacity to significantly affect the company's financial standing; and

  •
  a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

        Directors and executive officers of the Registrant and its subsidiaries are covered by directors' and officers' insurance (subject to terms and conditions of the policy) which may provide indemnification against liability in some cases, up to the limits of the insurance coverage.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

Exhibit No.	Description
4.1	Form of amended and restated Deposit Agreement among the Registrant, The Bank of New York and all record holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a) to the Registrant's Registration Statement on Form F-6 (No. 33-26023)).
5.	Opinion of Freehills.*
23.1	Consent of KPMG.*
23.2	Consent of Freehills (included in Exhibit 5).
24.	Power of Attorney (included in the signature pages).

*
Filed herewith

Item 9.    Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Commonwealth of Australia, on the 16th day of April 2003.

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED
By:	/s/ PETER RALPH MARRIOTT Peter Ralph Marriott Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities indicated on the 16th day of April 2003.

        Each person whose signature appears below hereby authorizes John McFarlane, Peter Ralph Marriott, Judith Susan Downes and Roy John Marsden, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment of this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of John McFarlane, Peter Ralph Marriott, Judith Susan Downes and Roy John Marsden, each with full power of substitution, attorney-of-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Name	Title

/s/ CHARLES BARRINGTON GOODE Charles Barrington Goode	Chairman
/s/ JOHN MCFARLANE John McFarlane	Chief Executive Officer (principal executive officer)
/s/ JOHN CHRISTIAN DAHLSEN John Christian Dahlsen	Director
/s/ RODERICK SHELDON DEANE Roderick Sheldon Deane	Director

/s/ JEREMY KITSON ELLIS Jeremy Kitson Ellis	Director
/s/ MARGARET ANNE JACKSON Margaret Anne Jackson	Director
/s/ DR. BRIAN WALTER SCOTT Dr. Brian Walter Scott	Director
/s/ DAVID MICHAEL GONSKI David Michael Gonski	Director
/s/ ROY JOHN MARSDEN Roy John Marsden	Authorized Representative in the U.S.
/s/ PETER RALPH MARRIOTT Peter Ralph Marriott	Chief Financial Officer (principal financial officer)
/s/ JUDITH SUSAN DOWNES Judith Susan Downes	Head of Finance (principal accounting officer)

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Deposit Agreement among the Registrant, The Bank of New York and all holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a) to the Registrant's Registration Statement on Form F-6 (No. 33-26023)).
5.	Opinion of Freehills.*
23.1	Consent of KPMG.*
23.2	Consent of Freehills (included in Exhibit 5).
24.	Power of Attorney (included in the signature pages).

*
Filed herewith

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PART I
  Item 1. Plan Information
  Item 2. Registrant Information and Employee Plan Annual Information
PART II
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX